       As Filed With The Securities and Exchange Commission on October 8, 1996
                                            Registration No. 33-91070


                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                               ________________________

                          POST-EFFECTIVE AMENDMENT NO. 3 TO
                                       FORM S-3

                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933

                               ________________________

                              COLONIAL PROPERTIES TRUST
         (Exact name of Registrant as specified in its governing instrument)

                       Alabama
                     (State or Other Jurisdiction of Incorporation or
                                    Organization)
                                                            59-7007599
                              I.R.S. Employer Identification No.)


                         2101 Sixth Avenue North, Suite 750
                             Birmingham, Alabama  35203
                                   (205) 250-8700
            (Address, including zip code and telephone number, including area code, of Registrant's principal executive offices)

                               ________________________

                                   Thomas H. Lowder
                                      President
                              Colonial Properties Trust
                          2101 Sixth Avenue North, Suite 750
                              Birmingham, Alabama  35203
                                    (205) 250-8700
        (Name and address, including zip code, and telephone number, including area code, of Agent for Service)
                               ________________________

                                      COPIES TO:

                             J. Warren Gorrell, Jr., Esq.
                                  Alan L. Dye, Esq.
                                Hogan & Hartson L.L.P.
                             555 Thirteenth  Street, N.W.
                             Washington, D.C.  20004-1109
                                    (202) 637-5600

                               ________________________

    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    This Post-Effective Amendment No. 2 to the Registration Statement shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933, as amended.

PROSPECTUS

                           COLONIAL PROPERTIES TRUST
                 DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN
                 600,000 COMMON SHARES OF BENEFICIAL INTEREST,
                            PAR VALUE $.01 PER SHARE
                            ------------------------

    The Dividend Reinvestment and Share Purchase Plan (the "Plan") of Colonial Properties Trust (the "Company") provides owners of the Company's Common Shares of Beneficial Interest, par value $0.01 per share (the "Common Shares") and holders of units of limited partnership interest ("Units") in Colonial Realty Limited Partnership, a Delaware limited partnership (the "Operating Partnership"), with a convenient and economical method of investing in Common Shares. Purchases under the Plan will be made at a five percent (5%) discount from the applicable market price of the Common Shares. (The discount may, however, be reduced or eliminated at any time without prior notice to participants.) A participant in the Plan may purchase additional Common Shares by (i) reinvesting in Common Shares any cash dividends paid on all or less than all Common Shares owned by the participant, (ii) investing in Common Shares any cash distributions paid on all or less than all Units owned by the participant or (iii) subject to eligibility and other limitations stated later in this Prospectus, making optional cash payments subject to a minimum of $200 per payment and a maximum of $25,000 per calendar year, whether or not the participant's dividends or distributions are being reinvested. Eligible participants may invest amounts in excess of the $25,000 limit with the prior approval of the Company. See "Description of the Plan--Question 13."

    The Plan will be administered by the First National Bank of Boston, or any successor bank, trust company, broker or other nominee as may from time to time be designated by the Company (the "Plan Administrator"). The Plan Administrator will buy, at the Company's discretion, newly issued Common Shares from the Company or Common Shares in the open market (including negotiated transactions). The purchase price of the Common Shares purchased directly from the Company will be 95% of the closing price of the Common Shares on the New York Stock Exchange (or other relevant trading market) on the applicable Reinvestment Date (as defined below) or Cash Investment Date (as defined below). The purchase price of Common Shares purchased by the Plan Administrator in the open market will be 95% of the weighted average of the prices paid (including brokerage and related costs) for all Common Shares purchased in the open market by the Plan Administrator on the applicable Reinvestment Date or Cash Investment Date.

    To enroll in the Plan, simply complete the enclosed Authorization Card and return it in the envelope provided. A broker, bank or other nominee may reinvest dividends, but may not make optional cash payments, on behalf of beneficial owners.

    This prospectus relates to 600,000 Common Shares registered for sale under the Plan. Participants should retain this Prospectus for future reference.
                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
           THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
              SECURITIES COMMISSION PASSED UPON THE ACCURACY
                    OR ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                          IS A CRIMINAL OFFENSE.
  THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR
          ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION
                          TO THE CONTRARY IS UNLAWFUL.
                            ------------------------

    This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction.
                            ------------------------


                The date of this Prospectus is October 8, 1996.

                                  THE COMPANY

    AS USED IN THIS SECTION, THE TERM "COMPANY" INCLUDES COLONIAL PROPERTIES TRUST, AN ALABAMA REAL ESTATE INVESTMENT TRUST, AND ONE OR MORE OF ITS SUBSIDIARIES (INCLUDING COLONIAL PROPERTIES HOLDING COMPANY, INC., COLONIAL REALTY LIMITED PARTNERSHIP, COLONIAL PROPERTIES SERVICES LIMITED PARTNERSHIP AND COLONIAL PROPERTIES SERVICES, INC.) OR, AS THE CONTEXT MAY REQUIRE, COLONIAL PROPERTIES TRUST ONLY.


    The Company is one of the largest developers, owners and operators of retail, multifamily and office properties in the Southeastern United States. It is a fully-integrated real estate company, whose activities include ownership of a diversified portfolio of 69 properties located in Alabama, Florida, South Carolina and Georgia and development of new properties, acquisitions of existing properties, build-to-suit development and the provision of management, leasing, and brokerage services for income-producing real estate. The Company is a self-administered equity REIT that as of September 30, 1996 owns 19 retail properties containing a total of approximately 5.0 million square feet of retail space (the "Retail Properties"), 40 multifamily apartment communities containing a total of 13,401 apartment units (the "Multifamily Properties"), ten office properties containing a total of approximately 1.0 million square feet of office space (the "Office Properties") and certain parcels of land adjacent to certain of these properties (collectively, the "Properties").



    The Company, through Colonial Properties Holding Company, Inc., a wholly owned subsidiary ("CPHC"), is the sole general partner of, and, as of September 30, 1996, holds approximately 67.7% of the interests in the Operating Partnership. The Operating Partnership owns all of the Properties (or interests therein). The Company conducts all of its business through CPHC, the Operating Partnership and the Company's two management subsidiaries, Colonial Properties Services Limited Partnership (the "Management Partnership"), which provides management services for the Company's properties, and Colonial Properties Services, Inc. (the "Management Corporation"), which provides management services for properties owned by third parties. As sole general partner of the Operating Partnership, the Company, through CPHC, has the exclusive power to manage and conduct the business of the Operating Partnership, subject to certain limited exceptions.



    The Company's experienced staff of approximately 570 employees at September 30, 1996 provides a full range of real estate services from its operational headquarters in Birmingham, Alabama and from five regional offices located in the Mobile, Huntsville and Montgomery, Alabama and Orlando and Tampa, Florida metropolitan areas.


    The Company is an Alabama real estate investment trust. It was originally formed in July 1993 as a Maryland real estate investment trust and reorganized as an Alabama real estate investment trust in September 1995. The principal executive offices of the Company are located at 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203, and its telephone number is (205) 250-8700.

                            DESCRIPTION OF THE PLAN

THE PLAN

    The following questions and answers set forth the provisions of and constitute the Company's Dividend Reinvestment and Share Purchase Plan. Holders of Common Shares and Units who do not participate in the Plan will continue to receive cash dividends, if and as declared, or cash distributions in accordance with the Operating Partnership Agreement, in the usual manner. The text of the Plan is as follows:

PURPOSE

1. WHAT IS THE PURPOSE OF THE PLAN?

    The Plan provides eligible holders of Common Shares and Units with a convenient and economical method of investing in the Company's Common Shares at a discount from the prevailing market price. The Plan is intended to benefit long-term investors in the Company and/or the Operating Partnership who wish to increase their investment in Common Shares. The Plan will also assist the Company in raising funds for general business purposes, to the extent that Common Shares are purchased from the Company rather than in the open market. If the Common Shares are purchased from the Company, the Company, through CPHC, will invest the proceeds of the purchase in the Operating Partnership in exchange for a corresponding number of Units.

ELIGIBILITY

2. WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

    (a) Shareholders who own Common Shares registered in their own names on the share transfer books of the Company or who own whole Common Shares held in their Plan account ("Record Owners") are eligible to participate directly in the Plan. Shareholders who hold Common Shares that are registered in someone else's name (for example, in the name of a broker, bank or other nominee) ("Beneficial Owners") who wish to participate in the Plan should either (i) make arrangements with their broker, bank or other nominee to participate in the Plan on their behalf or (ii) become Record Owners by arranging with their broker, bank or other nominee to have their Common Shares transferred into their own names. Both Record Owners and Beneficial Owners are eligible to participate in the dividend reinvestment feature of the Plan. Brokers or banks holding Common Shares as nominee may participate in the dividend reinvestment feature of the Plan through Depository Trust Company Dividend Reinvestment Service. Only Record Owners may participate in the optional cash payment feature of the Plan. Beneficial Owners who wish to make optional cash payments under the plan should become Record Owners as described above.

    (b) Unitholders are eligible to invest cash distributions from the Operating Partnership in the Company's Common Shares in accordance with the Plan. Unitholders also may participate in the optional cash payment feature of the Plan for the purchase of additional Common Shares.

    Record Owners who participate in the Plan directly, brokers, banks and other nominees who participate in the dividend reinvestment feature of the Plan on behalf of Beneficial Owners, and unitholders who choose to participate are sometimes referred to hereinafter as "Participants."

    Shareholders and unitholders who reside in jurisdictions in which it is unlawful for the Company to permit their participation are not eligible to participate in the Plan. The Company also may exclude shareholders and unitholders who reside in jurisdictions that require registration of the Common Shares or of the Company's officers, trustees or employees as agents in connection with sales pursuant to the Plan. Shareholders and unitholders who are citizens or residents of a country other than the United States, its territories and possessions should make certain that their participation does not violate local laws governing taxes, currency and exchange controls, share registration, foreign investments or other matters. Purchases under the Plan also are subject to the restrictions on share ownership set forth in the Company's Declaration of Trust, which generally prohibits persons from owning (directly or by attribution) more than 5% of the Company's outstanding Common Shares.

ADVANTAGES AND DISADVANTAGES TO PARTICIPANTS

3. WHAT ARE THE ADVANTAGES OF THE PLAN?

    (a) The Plan provides Participants with the opportunity to reinvest cash dividends paid on all or a portion of their Common Shares, or cash distributions paid on all or a portion of their Units, in additional Common Shares. If eligible, Participants may also purchase additional Common Shares through optional cash payments.

    (b) The price per share for Common Shares purchased for Participants in the Plan will reflect a discount of 5% from the market price (calculated in accordance with Question 16).

    (c) All cash dividends or distributions paid on Participants' Common Shares and/or Units and all optional cash payments made by a Participant can be fully invested in additional Common Shares because the Plan permits fractional share interests to be credited to Plan accounts. In addition, dividends will be paid on, and may be reinvested with respect to, such fractional share interests.

    (d) The Plan Administrator, at no charge to Participants, provides for the safekeeping of certificates for shares credited to each Plan account.

    (e) Periodic statements reflecting all current activity, including share purchases and latest Plan account balance, simplify recordkeeping for Participants.

4. WHAT ARE THE DISADVANTAGES OF THE PLAN?

    (a) Participants who reinvest dividends paid on Common Shares will be treated for federal income tax purposes as having received a dividend but will not receive cash to pay any tax payment obligation.

    (b) The income tax treatment of distributions paid on Units that are reinvested under the Plan is unclear because there is no clear legal authority regarding the income tax treatment of a limited partner in a partnership who invests cash distributions from the partnership in shares of another entity.

    (c) Participants will have limited control regarding the specific timing of purchases and sales under the Plan.

ADMINISTRATION

5. WHO ADMINISTERS THE PLAN FOR PARTICIPANTS?

    The First National Bank of Boston, as Plan Administrator, is responsible for administering the Plan. The Plan Administrator keeps records, sends statements of account to each Participant and performs other duties related to the Plan. The Plan Administrator also acts as the dividend disbursing agent, paying agent, transfer agent and registrar for the Common Shares. The Company may replace the Plan Administrator at any time.

    Although the Plan Administrator generally administers the Plan, unitholders may initiate and terminate their participation in the Plan only by notifying the Operating Partnership at the address set forth below.

PARTICIPATION BY SHAREHOLDERS AND UNITHOLDERS

6. HOW DOES AN ELIGIBLE HOLDER OF COMMON SHARES OR UNITS ENROLL IN THE PLAN AND BECOME A PARTICIPANT?

    A Record Owner may enroll in the Plan by completing and signing an Authorization Card and returning it to the Plan Administrator. If Common Shares are registered in more than one name (e.g., joint tenants or trustees), all Record Owners must sign the Authorization Card exactly as their names appear on the account registration. An eligible unitholder may enroll in the Plan by completing and signing an Authorization Card and returning it to the Operating Partnership. If Units are registered in more than one name, all owners of the Units must sign the Authorization Card exactly as their names appear on the account registration.

    Beneficial Owners who wish to have their broker, bank or other nominee participate in the Plan on their behalf should communicate with their broker, bank or other nominee for information regarding how to do so. Brokers or banks holding Common Shares as nominee may participate in the Plan through Depository Trust Company Dividend Reinvestment Service.

    Written requests for Authorization Cards, completed Authorization Cards and cash payment forms, optional cash payments and notices of withdrawal should be sent to the Plan Administrator at:

       The First National Bank of Boston
       >c/o Boston EquiServe
       Dividend Reinvestment
       Mail Stop 45-01-06
       P.O. Box 1681
       Boston, Massachusetts 02105-1681

    All other communications with the Plan Administrator should be sent to:

       The First National Bank of Boston
       c/o Boston EquiServe
       Shareholder Services Division
       Mail Stop 45-02-09
       P.O. Box 644
       Boston, Massachusetts 02102-0644

    Participants may telephone the Plan Administrator between 8:00 a.m. and 7:00 p.m. Eastern Time at:

        (800)730-6001 or (617) 575-3120

    PLEASE MENTION COLONIAL PROPERTIES TRUST AND YOUR ACCOUNT NUMBER IN ALL CORRESPONDENCE.

    Unitholders should forward all optional cash payments and requests for account information directly to the Plan Administrator at the address above, but all other communications, including requests for completed Authorization Cards and notices of termination, should be sent to the Operating Partnership at:

       Colonial Realty Limited Partnership
       2101 Sixth Avenue North, Suite 750
       Birmingham, Alabama 35203
       Telephone number: (205) 250-8700

7. WHEN MAY AN ELIGIBLE SHAREHOLDER OR UNITHOLDER ENROLL IN THE PLAN?

    An eligible shareholder or unitholder may enroll in the Plan at any time. Once an Authorization Card is received by the Plan Administrator or, if applicable, the Operating Partnership, a Participant will remain enrolled in the Plan until such Participant discontinues participation or until the Plan is terminated.

8. HOW DOES A PARTICIPANT INDICATE THE EXTENT OF HIS OR HER PARTICIPATION IN THE PLAN?

    The Authorization Card allows each eligible shareholder or unitholder to determine the extent to which he or she wants to participate in the Plan. The Authorization Card appoints the Plan Administrator as agent for the Participant and, if a dividend or distribution investment option is selected, directs the Company or the Operating Partnership to pay to the Plan Administrator, for investment in Common Shares, (i) any cash dividends paid on all or a specified portion of Common Shares owned by the Participant on the applicable record date ("Participating Shares") or (ii) any cash distributions paid by the Operating Partnership on all or a portion of the Units owned by the Participant on the applicable record date ("Participating Units"). Participating Shares may include shares held as Record Owner, shares deposited with the Plan Administrator for safekeeping, and shares purchased pursuant to the Plan. (Shares held as Beneficial Owner may participate only through arrangements made with the nominee Record Owner.) Dividends or distributions will continue to be invested in Common Shares until the Participant specifies otherwise or terminates participation, or the Plan is terminated.

    Participants may purchase additional Common Shares under the Plan by electing one of the following investment options:

        (1) "FULL DIVIDEND/DISTRIBUTION INVESTMENT" directs the Plan Administrator to invest dividends or distributions on all of a Participant's Participating Shares and/or Participating Units (including whole and fractional shares acquired under the Plan), and permits a Participant to make optional cash payments for the purchase of additional Common Shares in accordance with the Plan.

        (2) "PARTIAL DIVIDEND/DISTRIBUTION INVESTMENT" directs the Plan Administrator to remit cash dividends or distributions to the Participant on the number of whole Common Shares or Units owned by the Participant specified on the Authorization Card and to invest in additional Common Shares any dividends or distributions paid on remaining Common Shares or Units owned by the Participant (including shares held or acquired under the Plan). This investment option also permits a Participant to make optional cash payments for the purchase of additional Common Shares in accordance with the Plan.

        (3) "OPTIONAL CASH PAYMENTS ONLY" permits a Participant to make optional cash payments for the purchase of additional Common Shares in accordance with the Plan. Under this investment option, all cash dividends on whole and fractional shares or distributions on Units owned by the Participant will be remitted to the Participant.

    Any shareholder, whether or not a Record Owner, may select option (1) or
(2); only Record Owners, however, may make optional cash payments under those options. In addition, only Record Owners may select option (3). Unitholders may select option (1), (2) or (3). If a Participant returns a properly executed Authorization Card to the Plan Administrator or, if applicable, the Operating Partnership without electing an investment option, the Authorization Card will be deemed to indicate the intention of the Participant to select option (1).

9. MAY A PARTICIPANT CHANGE THE EXTENT OF HIS OR HER PARTICIPATION IN THE PLAN?

    Participants may change their investment option under the Plan at any time by requesting a new Authorization Card from, and returning it to, the Plan Administrator or, if applicable, the Operating Partnership, at the addresses set forth in Question 5.

10. WHAT IS THE SOURCE OF THE COMMON SHARES PURCHASED UNDER THE PLAN?

    Common Shares purchased for a Participant's account under the Plan may be purchased by the Plan Administrator, at the Company's discretion, either (a) from the Company out of its authorized but unissued shares or treasury shares or
(b) in the open market (on the New York Stock Exchange ("NYSE") or any securities exchange where Common Shares are then traded, in the over-the-counter market or in negotiated transactions). In the event the Common Shares are purchased from the Company, the Company will use the proceeds of that purchase to acquire a corresponding number of Units in the Operating Partnership.

11. WHEN WILL DIVIDENDS/DISTRIBUTIONS BE INVESTED?

    If the Plan Administrator purchases Common Shares directly from the Company, dividends will be invested on the dividend payment date fixed by the Board of Trustees of the Company, and distributions will be invested on the distribution payment date fixed by CPHC, as general partner of the Operating Partnership in accordance with the Operating Partnership Agreement, unless that day is not a day on which the NYSE is open for trading (a "Trading Day"), in which case dividends or distributions will be invested on the preceding Trading Day. If Common Shares are purchased in the open market, the Plan Administrator will make such purchases as soon as possible on or after the dividend payment date or distribution payment date, in all events within 30 days after such date, on terms and at prices determined by the Plan Administrator. The date on which an investment of dividends or distributions occurs or commences is referred to hereinafter as a "Reinvestment Date."

    For an election to invest dividends or distributions under the Plan to be effective with respect to a particular cash dividend or cash distribution, an Authorization Card must be received by the Plan Administrator or, if applicable, the Operating Partnership, at least two business days before the record date established for that dividend or distribution. If the Authorization Card is received later than two business days before the applicable record date, the investment of dividends or distributions will begin on the next Reinvestment Date.

    NO INTEREST WILL BE PAID BY THE COMPANY OR THE PLAN ADMINISTRATOR ON ANY DIVIDENDS OR DISTRIBUTIONS HELD PENDING INVESTMENT.

OPTIONAL CASH INVESTMENTS

12. WHO MAY MAKE OPTIONAL CASH PAYMENTS UNDER THE PLAN?

    All Record Owners of Common Shares and all unitholders who have submitted an Authorization Card, whether or not they have authorized the investment of dividends or distributions, are eligible to make optional cash payments under the Plan. Participants who are brokers, banks or nominees participating on behalf of a Beneficial Owner may not make any optional cash payments. A BENEFICIAL OWNER WHO WISHES TO MAKE OPTIONAL CASH PAYMENTS SHOULD BECOME A RECORD OWNER BY TRANSFERRING ALL OR SOME OF HIS OR HER COMMON SHARES INTO HIS OR HER OWN NAME.

13. WHAT ARE THE LIMITATIONS ON MAKING OPTIONAL CASH PAYMENTS?

    Each optional cash payment is subject to a minimum purchase limit of $200 per payment and a maximum purchase limit of $25,000 per year. In addition, the number of Common Shares that may be purchased by a Participant with optional cash payments is limited, on each Cash Investment Date, to the number of shares and Units owned by the Participant on that date. For purposes of these limitations, all Plan accounts under the common control or management of a Participant will be aggregated. The Plan Administrator will return optional cash payments submitted by a Participant to the extent that (i) the payment is less than $200 or, when combined with all other optional cash payments made by the Participant during the calendar year, exceeds $25,000 or (ii) the number of Common Shares that could be purchased for the Participant exceeds the number of Common Shares and Units then owned by the Participant. Participants eligible to make optional cash payments may invest amounts in excess of the $25,000 limit with the prior approval of the Company. Requests for such prior approval should be directed to the Chief Financial Officer of the Company.

    THERE IS NO OBLIGATION TO USE, NOR ANY PENALTY FOR NOT USING, THE OPTIONAL CASH PAYMENT FEATURE OF THE PLAN. PARTICIPANTS WHO ELECT TO UTILIZE THIS FEATURE NEED NOT MAKE A PAYMENT EACH MONTH, AND NEED NOT SEND THE SAME AMOUNT OF MONEY IN EACH PAYMENT.

14. WHEN WILL OPTIONAL CASH PAYMENTS RECEIVED BY THE PLAN ADMINISTRATOR BE INVESTED?

    Optional cash payments will be invested monthly on or about the cash investment date (the "Cash Investment Date"). In each month in which the Company pays a dividend on the Common Shares, the Cash Investment Date will be the same date as the Reinvestment Date. In each month in which the Company does not pay a dividend, the Cash Investment Date will be the tenth day of the month or, if that day is not a Trading Day, the preceding Trading Day. If the Plan Administrator purchases shares directly from the Company, the purchase of shares will occur on or about the applicable Cash Investment Date. If Common Shares are to be purchased in the open market, the Plan Administrator will make such purchases as soon as possible on or after the applicable Cash Investment Date, in all events within 30 days after that date, and on terms and at prices determined by the Plan Administrator. To be invested on an upcoming Cash Investment Date, optional cash payments must be received by the Plan Administrator no later than five Trading Days prior to that Cash Investment Date. Late payments will be invested on the next subsequent Cash Investment Date.

    NO INTEREST WILL BE PAID BY THE COMPANY OR THE PLAN ADMINISTRATOR ON ANY OPTIONAL CASH DEPOSITS HELD PENDING INVESTMENT.

15. MAY OPTIONAL CASH PAYMENTS BE RETURNED TO A PARTICIPANT?

    Yes. Upon written request received by the Plan Administrator at least two business days prior to the Cash Investment Date on which a Participant's optional cash payment would otherwise be invested, optional cash payments will be returned to the Participant. OPTIONAL CASH PAYMENTS WILL BE RETURNED WITHOUT INTEREST.

PURCHASES

16. WHAT WILL BE THE PRICE OF COMMON SHARES PURCHASED UNDER THE PLAN?

    The price per Common Share purchased from the Company under the Plan will be equal to 95% of the closing price of the Common Shares as reported on the New York Stock Exchange (or other relevant trading market) on the applicable Reinvestment Date or Cash Investment Date, unless that day is not a Trading Day, in which case the purchase price will be equal to 95% of the closing price on the preceding Trading Day.

    In the event that the Plan Administrator purchases shares in the open market rather than from the Company, the price per Common Share purchased under the Plan will be equal to 95% of the weighted average price per share of all Common Shares purchased by the Plan Administrator for the applicable Reinvestment Date or Cash Investment Date. The average price per share of all Common Shares purchased in the open market will include a pro rata portion of all brokerage and related costs incurred in connection with the open market purchases. See the discussion in Question 18.

    The Company could, at any time, reduce or eliminate the discount without prior notice to Participants for any reason, including the Company's belief that Participants were engaging in positioning and other transactions with the intent to purchase Common Shares under the Plan and then immediately resell such Common Shares in order to capture the discount. Any Participants who engage in such positioning or other transactions may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, as amended.

17. HOW WILL THE NUMBER OF COMMON SHARES PURCHASED FOR A PARTICIPANT BE DETERMINED?

    A Participant's account in the Plan will be credited, on each Reinvestment Date and Cash Investment Date, with that number of Common Shares, plus fractional share interests computed to three decimal places, equal to the total amount of cash to be invested on behalf of the Participant on that date divided by the discounted purchase price per Common Share for that date. The total amount of cash to be invested will depend on the amount of any dividends or distributions paid on the number of Participating Shares or Participating Units designated by the Participant and the amount of optional cash payments (if any) made by the Participant.

COSTS

18. ARE THERE ANY EXPENSES TO PARTICIPANTS IN CONNECTION WITH THEIR PARTICIPATION IN THE PLAN?

    Because of restrictions imposed on the Company by provisions of the Internal Revenue Code applicable to real estate investment trusts, the Company is not able to sell its Common Shares at a discount of more than five percent. These restrictions also require that brokerage commissions and related charges be treated as part of the discount if those charges are paid by the Company. Accordingly, for shares purchased in the open market, the average price per share of all Common Shares to which the five percent discount applies will include a pro rata portion of all brokerage and related costs, so that the overall discount to Participants will not exceed five percent. No brokerage commissions will be incurred in connection with purchases of Common Shares directly from the Company. (To date, all purchases under the Plan have been made directly from the Company.) All other costs of administration of the Plan will be paid by the Company (and reimbursed to the Company by the Operating Partnership). However, Participants who request that the Plan Administrator sell their shares or fractional share interests must pay any related brokerage commissions and transfer taxes.

REPORTS TO PARTICIPANTS

19. WHAT KINDS OF REPORTS WILL BE SENT TO PARTICIPANTS?

    As soon as practical after each purchase of Common Shares on behalf of a Participant, a statement of account will be mailed to such Participant. These statements, which provide a record of account activity and account balance and indicate the cost of such Participant's purchases under the Plan, should be retained for tax purposes. In addition, each Participant will receive, from time to time, communications sent to every other holder of Common Shares.

    Each Participant will receive annually Internal Revenue Service information (on Form 1099) for reporting dividend income received.

CUSTODIAL SERVICE

20. MAY PARTICIPANTS DEPOSIT THEIR COMMON SHARES WITH THE PLAN ADMINISTRATOR?

    Yes. Participants have the option of delivering to the Plan Administrator for safekeeping share certificates representing their Common Shares. Participants may deliver their certificates to the Plan Administrator along with the Authorization Card when enrolling in the Plan, or may do so at any time thereafter while participating in the Plan. Share certificates must be endorsed by, or accompanied by an appropriate instrument of transfer executed by, the Participant (or his authorized representative) when delivered to the Plan Administrator for safekeeping. The number of Common Shares represented by share certificates delivered by a Participant to the Plan Administrator for safekeeping will be credited to a Participant's Plan account. The Plan Administrator may maintain shares represented by such share certificates in its name or in the name of its nominee. The Plan Administrator will not provide such services with respect to Unit certificates or interests.

CERTIFICATES FOR SHARES

21. WILL CERTIFICATES BE ISSUED TO PARTICIPANTS FOR COMMON SHARES PURCHASED UNDER THE PLAN?

    No. Common Shares purchased under the Plan will be credited to a Participant's Plan account and will be held in the name of the Plan Administrator or its nominee. This service protects against loss, theft or destruction of share certificates evidencing Common Shares purchased under the Plan. However, share certificates will be issued to any Participant upon written request.

22. HOW MAY A PARTICIPANT OBTAIN A CERTIFICATE REPRESENTING COMMON SHARES HELD IN HIS OR HER PLAN ACCOUNT?

    Shares held in a Participant's Plan account may be withdrawn by a Participant by notifying the Plan Administrator in writing or by calling the Plan Administrator at the number listed in Question 6, specifying the number of shares to be withdrawn. The Plan Administrator will process a request for withdrawal within five days of receipt. A share certificate for the number of whole shares so withdrawn will be issued to the Participant. A certificate will not be issued for any fractional share interest credited to a Participant's Plan account. Instead, a Participant will receive a check for the value of any fractional share interest, based upon the then current market price of the Common Shares, less any related brokerage commissions or transfer taxes.

23. WILL DIVIDENDS ON SHARES DELIVERED TO A PARTICIPANT BY THE PLAN ADMINISTRATOR CONTINUE TO BE INVESTED?

    If the Participant who is a shareholder has authorized "Full Dividend Investment," cash dividends with respect to shares delivered to a Participant by the Plan Administrator will continue to be invested. If, however, cash dividends with respect to only a portion of the Common Shares registered in a Participant's name or owned by a Participant as Plan Shares are being invested, the Plan Administrator will continue to invest dividends on only the number of Participating Shares specified by the Participant on the Authorization Card unless a new Authorization Card specifying a different number of Common Shares is delivered to the Plan Administrator. Similarly, if a Participant who is a unitholder has authorized the investment of cash distributions with respect to only a portion of the Units owned by such Participant, the Participant will continue to receive cash distributions on only the number of Units specified by the Participant on the Authorization Card unless a new Authorization Card specifying a different number of Units is delivered to the Operating Partnership.

SALE OF PLAN SHARES

24. MAY PLAN SHARES BE SOLD THROUGH THE PLAN ADMINISTRATOR?

    A Participant may instruct the Plan Administrator to sell any or all of the whole Common Shares held in such Participant's Plan account. The instruction to sell must specify the number of shares to be sold (not a dollar amount to be raised) and, in the case of a request to sell submitted on behalf of a Participant who has died or is an adjudicated incompetent, must be accompanied by certified evidence of the representative's authority to request a sale of the Participant's shares. A Participant may not direct the date on which or the price at which shares held in such Participant's account may be sold. A withdrawal/termination form for this purpose is provided on the reverse side of each account statement sent to Participants.


    Within five Trading Days following receipt of written instructions to sell, the Common Shares held in the Participant's account will be sold at the prevailing market price, and the proceeds of sale, less applicable brokerage commissions, transfer taxes, and a nominal administrative fee ($10 as of the date of this Prospectus) will be remitted to the Participant or the Participant's representative.


TERMINATION OF PARTICIPATION IN THE PLAN

25. HOW AND WHEN MAY A PARTICIPANT TERMINATE PARTICIPATION IN THE PLAN?

    Participation in the Plan may be terminated at any time by providing written notice to the Plan Administrator or, if applicable, the Operating Partnership. Participants who participate in the dividend/ distribution investment feature of the Plan must provide such notice at least two business days before the next dividend or distribution record date. Participation in the Plan will also be terminated if the Plan Administrator or, if applicable, the Operating Partnership receives written notice from the trustee or executor of a Participant's estate of the death or adjudicated incompetency of the Participant at least two business days before the next record date for a dividend or distribution payment. In the event written notice of termination, death or adjudicated incompetency is received by the Plan Administrator or, if applicable, the Operating Partnership, less than two business days before the next dividend or distribution record date, Common Shares will be purchased for the Participant with the related cash dividend or cash distribution, and participation in the Plan will not terminate until after such investment has occurred. Upon termination by reason of notice of death or adjudicated incompetency, the Participant's shares and any cash dividends paid thereon will be retained by the Plan Administrator until such time as the Participant's legal representative has been appointed and has furnished proof satisfactory to the Plan Administrator or, if applicable, the Operating Partnership, of the legal representative's rights to receive payment.

    Upon termination of participation in the Plan, unless a Participant has requested that some or all of the shares held in his or her account be sold, the Plan Administrator will send such Participant a share certificate for the number of whole Common Shares in such Participant's account and a check in an amount equal to the value of any fractional share interest, based upon the then current market price of the Common Shares, less any related brokerage commissions or transfer taxes.

    In addition, participation in the Plan will be automatically terminated as to any Participant who holds no shares in his or her Plan account and has no Common Shares registered in his or her own name. In the event that a Participant's participation in the Plan is terminated for this reason, the Plan Administrator will send such Participant a check in an amount equal to the value of any fractional share interest credited to such Participant's Plan account, based upon the then current market price of the Common Shares, less any related brokerage commissions or transfer taxes.

RIGHTS OFFERINGS, SHARE DIVIDENDS AND SHARE SPLITS

26. IF THE COMPANY HAS A RIGHTS OFFERING, HOW WILL PARTICIPATION IN THE RIGHTS OFFERING BE HANDLED FOR PARTICIPANTS?

    Participation in any rights offering will be based upon Common Shares registered in a Participant's name or held in a Participant's Plan account, but not on fractional share interests credited to a Participant's Plan account.

27. WHAT HAPPENS IF THE COMPANY ISSUES A DIVIDEND PAYABLE IN SHARES OR DECLARES A SHARE SPLIT?

    Any share dividends or split shares distributed by the Company on its Common Shares will be credited PRO RATA to each Participant's Plan account based on the number of shares held in the Participant's Plan account. Share dividends or split shares distributed on Common Shares registered in a Participant's name will be mailed directly to the Participant.

VOTING RIGHTS

28. HOW WILL THE PLAN ADMINISTRATOR VOTE PLAN SHARES AT SHAREHOLDERS' MEETINGS?

    For each meeting of shareholders, a Participant will receive proxy materials that will enable the Participant to vote Plan Shares. Alternatively, a Participant may vote such shares in person at the shareholders' meeting. Fractional share interests credited to a Participant's account may not be voted by proxy or in person.

FEDERAL INCOME TAX CONSEQUENCES TO PARTICIPANTS

    The following summary is based upon an interpretation of current federal tax law. THE INCOME TAX TREATMENT OF PARTICIPANTS IN THE PLAN WHO ARE UNITHOLDERS IS UNCLEAR, BECAUSE, UNLIKE WITH COMMON SHARES, THERE IS NO LEGAL AUTHORITY DIRECTLY ON POINT AS TO THE TREATMENT OF THIS TYPE OF PLAN FOR A PARTNER IN A PARTNERSHIP. (SEE THE DISCUSSION BELOW). Participants should consult their own tax advisors to determine particular tax consequences, including state income tax (and non-income tax, such as transfer tax) consequences, which vary from state to state, that may result from participation in the Plan and subsequent disposition of shares acquired pursuant to the Plan. Income tax consequences to Participants residing outside the United States will vary from jurisdiction to jurisdiction.

29. WHAT ARE THE INCOME TAX CONSEQUENCES FOR SHAREHOLDERS OF PARTICIPATION IN THE PLAN?

    In the case of Common Shares purchased by the Plan Administrator from the Company, a shareholder will be treated for federal income tax purposes as having received a distribution (with respect to Common Shares) equal to the fair market value on the Reinvestment Date of the Common Shares credited to the shareholder's Plan account. The amount of the dividend will exceed the amount of cash otherwise distributable to the shareholder because the fair market value of the Common Shares on the Reinvestment Date will exceed the actual purchase price of the Common Shares purchased from the Company due to the 5% discount on the fair market value of the Common Shares, as described under Question 16.

    In the case of Common Shares purchased by the Plan Administrator on the open market, a shareholder will be treated for federal income tax purposes as having received a distribution equal to the price paid by the Plan Administrator for the Common Shares (including brokerage and related costs), which will exceed the amount of cash otherwise distributable to the shareholder, due to the 5% discount on the price paid by the Plan Administrator.

    Any cash distribution to a shareholder which is not invested through the Plan simply will be treated as cash distribution for federal income tax purposes.

    In the case of Common Shares purchased by the Plan Administrator from the Company pursuant to the optional cash payment feature of the Plan, a shareholder will be treated for federal income tax purposes as having received a distribution (with respect to Common Shares) equal to the fair market value on the Cash Investment Date of the Common Shares credited to the shareholder's Plan account LESS the amount paid by the shareholder for the Common Shares. The fair market value of the Common Shares on the Cash Investment Date will exceed the actual purchase price of the Common Shares purchased from the Company due to the 5% discount on the fair market value of the Common Shares.

    In the case of Common Shares purchased by the Plan Administrator on the open market pursuant to the optional cash payment feature of the Plan, a shareholder will be treated for federal income tax purposes as having received a distribution equal to the 5% discount on the price paid (which includes brokerage and related costs) by the Plan Administrator for the Common Shares.

    Any distribution described above will be treated for federal income tax purposes as a dividend to the extent the Company has current or accumulated earnings and profits. Distributions in excess of current or accumulated earnings and profits will not be taxable to a shareholder to the extent that such distributions do not exceed the adjusted basis of the shareholder's Common Shares. To the extent such distributions exceed the adjusted basis of a shareholder's Common Shares, they will be included in income as a capital gain if the Common Share has been held by the shareholder as a capital asset and will be either long or short term depending on whether the shareholder's holding period for his Common Share is or is not more than one year.

30. WHAT ARE THE INCOME TAX CONSEQUENCES FOR UNITHOLDERS OF PARTICIPATION IN THE PLAN?

    The income tax treatment of unitholders who participate in the Plan is unclear because, unlike with a stock dividend reinvestment plan, there is no clear legal authority regarding the income tax treatment of a limited partner in a partnership who invests cash distributions from the partnership in stock of another entity that is a partner in the partnership. The following, however, sets forth the Company's view of the likely tax treatment of unitholders who participate in the Plan, and absent the promulgation of authority to the contrary, the Company and the Operating Partnership intend to report the tax consequences of a unitholder's participation in a manner consistent with the following.

    In the case of Common Shares purchased by the Plan Administrator from the Company, whether through the investment of a unitholder's distribution or through an optional cash payment by a unitholder, a unitholder likely will be treated for federal income tax purposes as having received a cash distribution (in addition to the invested distribution, if applicable) from the Operating Partnership equal to the fair market value on the Reinvestment Date or Cash Investment Date, respectively, of the Common Shares credited to the unitholder's account LESS the amount of cash paid by the unitholder for the Common Shares (i.e., the amount of the cash distribution or the optional cash payment), if any. The fair market value of the Common Shares on the Reinvestment Date or the Cash Investment Date will exceed the purchase price of the Common Shares purchased from the Company due to the 5% discount on the fair market value of the Common Shares.

    In the case of Common Shares purchased by the Plan Administrator on the open market pursuant to a unitholder's distribution or the optional cash payment feature of the Plan, a unitholder likely will be treated for federal income tax purposes as having received a cash distribution (in addition to the invested distribution, if applicable) from the Operating Partnership equal to the 5% discount on the price paid (which includes brokerage and related costs) by the Plan Administrator for the Common Shares.

    A cash distribution from the Operating Partnership will reduce a unitholder's basis in his Units by the amount distributed. Cash distributed to a unitholder in excess of his basis in his Units generally will be taxable as capital gain, either long- or short-term, depending on whether the unitholder's holding period for his Units is or is not more than one year. However, under
Section 751(b) of the Code, to the extent a distribution is considered to be in exchange for a unitholder's interest in substantially appreciated inventory items or unrealized receivables of the Operating Partnership, that unitholder may recognize ordinary income rather than a capital gain.

31. WHAT ARE THE INCOME TAX CONSEQUENCES FOR PARTICIPANTS UPON THE RECEIPT OF CERTIFICATES?

    A Participant will not realize any taxable income upon receipt of certificates for whole shares credited to the Participant's account, either upon the Participant's request for certain of those shares or upon termination of participation in the Plan. A Participant will realize gain or loss upon the sale or exchange of shares acquired under the Plan. A Participant will also realize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share interest credited to the Participant's account. The amount of any such gain or loss will be the difference between the amount that the Participant received for the shares or fractional share interest and the tax basis therefor.

32. HOW ARE INCOME TAX WITHHOLDING PROVISIONS APPLIED TO UNITHOLDERS AND SHAREHOLDERS WHO PARTICIPATE IN THE PLAN?

    If a Participant fails to provide certain federal income tax certifications in the manner required by law, any cash dividends on Common Shares (including cash dividends that are reinvested), proceeds from the sale of fractional share interests and proceeds from the sale of shares held for the Participant's account will be subject to federal income tax withholding at the rate of 31%. If withholding is required for any reason, the appropriate amount of tax will be withheld. Certain shareholders (including most corporations) are, however, exempt from the above withholding requirements.

    If a Participant is a foreign shareholder whose dividends are subject to federal income tax withholding at the 30% rate (or a lower treaty rate), the appropriate amount will be withheld and the balance in shares will be credited to such Participant's account.

RESPONSIBILITY OF THE COMPANY AND THE PLAN ADMINISTRATOR

33. WHAT ARE THE RESPONSIBILITIES OF THE COMPANY AND THE PLAN ADMINISTRATOR UNDER THE PLAN?

    The Company is responsible for interpreting the Plan. Any questions of interpretation arising under the Plan will be determined by the Company, and any such determination will be final. The Company may adopt rules and regulations to facilitate the administration of the Plan. The terms and conditions of the Plan and its operation will be governed by the laws of the State of Alabama. Neither the Company, the Operating Partnership nor the Plan Administrator will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability (a) arising out of failure to terminate a Participant's account upon such Participant's death prior to timely receipt by the Plan Administrator of written notice of such death, (b) with respect to the prices at which Common Shares are purchased or sold for the Participant's account or the times at which such purchases or sales are made or
(c) with respect to fluctuations in the market value of the Common Shares before or after any purchase or sale of Common Shares.

SUSPENSION, MODIFICATION OR TERMINATION OF THE PLAN

34. MAY THE PLAN BE SUSPENDED, MODIFIED OR TERMINATED?

    The Company may suspend or terminate the Plan at any time, including during the period between a record date and the related Investment Date. Participants will be notified of any such suspension or termination. The Company also may make modifications to the Plan and, in such event, will provide Participants with a copy of any material modification. Upon termination of the Plan, a share certificate for whole shares credited to each Participant's Plan account will be issued, and a cash payment will be made for any fractional share interest credited to each such account, unless the Company terminates the Plan for the purpose of establishing another dividend reinvestment plan, in which case Participants will be automatically enrolled in such other plan, and shares credited to their Plan accounts will be credited automatically to such other plan.

    The Company and the Plan Administrator may terminate any Participant's participation in the Plan at any time for any reason.

OTHER INFORMATION

35. HOW MAY PARTICIPANTS OBTAIN ANSWERS TO QUESTIONS CONCERNING THEIR PLAN ACCOUNTS?

    Questions concerning Plan accounts should be addressed to the Plan Administrator at the address and telephone number provided in Question 6.

36. HOW MAY SHAREHOLDERS OBTAIN ANSWERS TO OTHER QUESTIONS REGARDING THE COMPANY OR THE PLAN?

    Questions concerning the Company or the Plan should be directed to:

       Colonial Properties Trust
       Attention: Investor Relations
       2101 Sixth Avenue North, Suite 750
       Birmingham, Alabama 35203
       Telephone number: (205) 250-8700

37. WHO BEARS THE RISK OF MARKET FLUCTUATIONS IN THE COMMON SHARES?

    A Participant's investment in shares held in his or her Plan account is no different than his or her investment in directly held shares in this regard. Each Participant bears all risk of loss that may result from market fluctuations in the price of Common Shares.

    Neither the Company nor the Plan Administrator can guarantee that Common Shares purchased under the Plan will, at any particular time, be worth more or less than their purchase price.

                                USE OF PROCEEDS

    Any proceeds received by the Company upon the Plan Administrator's purchase of Common Shares directly from the Company will be used to acquire a corresponding number of Units from the Operating Partnership, which will use such proceeds for general business purposes. The Company has no basis for estimating either the number of Common Shares that will be sold directly by the Company pursuant to the Plan or the prices at which such Common Shares will be sold. The Company will not receive any proceeds from purchases of Common Shares by the Plan Administrator in the open market.

                                    EXPERTS

    The Consolidated and Combined Statements of Operations, Balance Sheets, Statements of Shareholders' Equity and Statements of Cash Flows and Schedules of the Company for each of the years ended December 31, 1993, 1994 and 1995 have been incorporated herein by reference in reliance on the reports of Coopers & Lybrand L.L.P., independent certified public accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

    The validity of the Common Shares offered hereby has been passed upon for the Company by its counsel, Hogan & Hartson L.L.P., Washington, D.C. Hogan & Hartson L.L.P. will rely on the opinion of Sirote & Permutt P.C., Birmingham, Alabama, as to matters of Alabama law.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (of which this Prospectus is a part) on Form S-3 under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules hereto. For further information regarding the Company and the Common Shares offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company has filed reports and other information with the Commission and is subject to the periodic reporting and informational requirements of the Exchange Act. The Registration Statement, the exhibits and schedules forming a part thereof as well as such reports and other information filed by the Company with the Commission can be inspected and copies obtained from the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, the Company's Common Shares are listed on the New York Stock Exchange ("NYSE"), and similar information concerning the Company can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    The Company furnishes its shareholders with annual reports containing consolidated financial statements audited by its independent certified public accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

                           INCORPORATION BY REFERENCE

    The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

        (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1995 (the "10-K");

        (b) the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 1996 and June 30, 1996; and

        (c) the description of the Company's Common Shares contained in the Company's Registration Statement on Form S-11 dated July 13, 1993, No. 33-65954 and incorporated by reference in the Company's Form 8-A dated September 20, 1993 and in the Company's proxy statement dated September 1, 1995.

    All documents filed by the Company subsequent to the date of this Prospectus pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of the Common Shares to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein) or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Subject to the foregoing, all information appearing in this Prospectus is qualified in its entirety by the information appearing in the documents incorporated by reference.

    The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written or telephonic requests for such copies should be directed to: Chief Financial Officer, Colonial Properties Trust, 2101 Sixth Avenue North, Suite 750, Birmingham, Alabama 35203, telephone number (205) 250-8700.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH ANY OFFERING TO BE MADE BY THE PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES, IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS


                                                      PAGE
                                                      -----
THE COMPANY......................................           2
DESCRIPTION OF THE PLAN..........................           3
  The Plan.......................................           3
  Purpose........................................           3
  Eligibility....................................           3
  Advantages and Disadvantages to Participants...           4
  Administration.................................           5
  Participation by Shareholders and
    Unitholders..................................           5
  Optional Cash Investments......................           8
  Purchases......................................           9
  Costs..........................................           9
  Reports to Participants........................          10
  Custodial Service..............................          10
  Certificates for Shares........................          10
  Sale of Plan Shares............................          11
  Termination of Participation in the Plan.......          11
  Rights Offerings, Share Dividends and Share
    Splits.......................................          12
  Voting Rights..................................          12
  Federal Income Tax Consequences to
    Participants.................................          13
  Responsibility of the Company and the Plan
    Administrator................................          15
  Suspension, Modification or Termination of the
    Plan.........................................          15
  Other Information..............................          16
USE OF PROCEEDS..................................          16
EXPERTS..........................................          16
LEGAL MATTERS....................................          16
AVAILABLE INFORMATION............................          17
INCORPORATION BY REFERENCE.......................          17


                           COLONIAL PROPERTIES TRUST
                             600,000 COMMON SHARES
                             OF BENEFICIAL INTEREST
                                ($.01 PAR VALUE)

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                           DIVIDEND REINVESTMENT AND
                              SHARE PURCHASE PLAN
                                OCTOBER 8, 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                       PART II
                        INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 15.       INDEMNIFICATION OF TRUSTEES AND OFFICERS
               Under the Alabama Real Estate Investment Trust Act of 1995 (the "Alabama REIT law"), a real estate investment trust formed in Alabama is permitted to eliminate, by provision in its declaration of trust, the liability of trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) acts or omissions established by a final judgment as involving active and deliberate dishonesty and being material to the matter giving rise to the proceeding. The
Company's Declaration of Trust includes such a provision eliminating such liability to the maximum extent permitted by the Alabama REIT law.

               The Alabama REIT law permits an Alabama real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by Sections 10-2B-8.50 to 10-2B-8.58, inclusive, of the Code of Alabama, 1975 (the "Alabama Corporate Code") for directors and officers of Alabama corporations. In accordance with the Alabama Corporate Code, the Company's Bylaws require it to indemnify
(a) any present or former trustee, officer or shareholder or any individual who, while a trustee, officer or shareholder, served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Company's express request who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding, (b) any present or former trustee or officer or any individual who, while a trustee or officer served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Company's express request, who is made a party to a proceeding by reason of service in such capacity, against reasonable expenses incurred by him in connection with the proceeding if (i) he conducted himself in good faith, (ii) he reasonably believed (A) in the case of conduct in his official capacity with the Company, that the conduct was in the Company's best interest and (B) in all other cases, that the conduct was at least not opposed to its best interests, and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; PROVIDED, HOWEVER, that the indemnification provided for in this clause (b) will not be available if it is established that (1) in connection with a proceeding by or in the right of the Company, he was adjudged liable to the Company, or (2) in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, he was adjudged liable on the basis that personal benefit was improperly received by him, and (c) any present or former shareholder or any individual who, while a trustee, officer or shareholder, served or is serving as a trustee, officer, director, shareholder or partner of another entity at the Company's express request against any claim or liability to which he may become subject by reason of such status. In addition, the Company's Bylaws require the Company to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a trustee, officer or shareholder or former trustee, officer or shareholder made a party to a proceeding by reason of such status; PROVIDED, that in the case of a trustee or officer,
(i) the Company shall have received a written affirmation by the trustee or officer of his good faith belief that he has met the applicable standard of conduct necessary for indemnification by the Company as authorized by the Bylaws, (ii) the Company shall have received a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the applicable standard of conduct was not met and (iii) a determination shall have been made, in accordance with Section
8.55 of the Alabama Corporate Code, that the facts then known to those making the determination would not preclude indemnification under the provisions of the Bylaws. The Company may, with the approval of the trustees, provide such indemnification and payment or reimbursement of expenses to any trustee, officer or shareholder or any former trustee, officer or shareholder who served a predecessor of the Company and to any employee or agent of the Company or a predecessor of the Company.

               Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees and officers of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, although the validity and scope of the governing statute have not been tested in court, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws. In the event that a claim for indemnification against such liabilities (other than payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the Common Shares being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

ITEM 16.       EXHIBITS
               The following are exhibits filed herewith as part of this Registration Statement:


Number             Description
------             -----------

4.1 Declaration of Trust of the Company. Incorporated by reference to Exhibit 4.1 to the Company's Post-Effective
                   Amendment No. 1 to Registration Statement on Form S-3,
                   No. 33-89612 filed on December 21, 1995.

4.2                By-laws of the Company.  Incorporated by reference to
                   Exhibit 4.2 to the Company's Post-Effective Amendment No. 1 to Registration Statement on Form S-3, No. 33-89612 filed on December 21, 1995.

5.1 Opinion of Hogan & Hartson L.L.P. regarding the legality of the Common Shares being registered


23.1               Consent of Coopers & Lybrand L.L.P.

23.2               Awareness Letter of Coopers & Lybrand L.L.P.


23.3               Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.1)

24*                Power of Attorney.


99                 Form of Authorization Card.  Incorporated by reference to
                   Exhibit 99 to the Company's Registration Statement on
                   Form S-3, No. 33-91070, filed on April 11, 1995.

*Previously filed.

ITEM 17.       UNDERTAKINGS
               The undersigned registrant hereby undertakes:
               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
                    (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
                    (iii) To include any material information with respect to the plan of dividend not previously disclosed in the registration statement or any material change to such information in this registration statement.

               PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Securities Exchange
Act of 1934 that are incorporated by reference in this registration statement.
                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the Common Shares offered herein, and the offering of such Common Shares at that time shall be deemed to be the initial BONA FIDE offering thereof.
                (3) To remove from registration by means of a post-effective amendment any of the Common Shares being registered which remain unsold at the termination of the offering.
                The undersigned registrant hereby undertakes further that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the Common Shares offered herein, and the offering of such Common Shares at that time shall be deemed to be the initial bona fide offering thereof; and insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling person of the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by any trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such trustee, officer or controlling person in connection with the Common Shares being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES


               Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on October 8, 1996.


                    Colonial Properties Trust



                    By:  /S/  THOMAS H. LOWDER
                         ---------------------------
                         Thomas H. Lowder
                         President, Chief Executive Officer and
                         Chairman of the Board


               Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


    SIGNATURE                                          TITLE                                   DATE
    ---------                                          -----                                   ----

/S/ THOMAS H. LOWDER
-----------------------------------                    President, Chief Executive Officer      September 8, 1996
Thomas H. Lowder                                       and Chairman of the Board


/S/ DOUGLAS B. NUNNELLEY
-----------------------------------
Douglas B. Nunnelley                                   Senior Vice President and               September 8, 1996
                                                       Chief Financial Officer
                                                       (Principal Financial Officer)


/S/ KENNETH E. HOWELL
-----------------------------------
Kenneth E. Howell                                      Vice President and Controller            September 8, 1996
                                                       (Principal Accounting Officer)

*
-----------------------------------
James K. Lowder                                        Trustee                                  September 8, 1996

*
-----------------------------------
Carl F. Bailey                                         Trustee                                  September 8, 1996

*
-----------------------------------
M. Miller Gorrie                                       Trustee                                  September 8, 1996


*
-----------------------------------
Donald T. Senterfitt                                   Trustee                                  September 8, 1996

*
-----------------------------------
Claude B. Nielsen                                      Trustee                                  September 8, 1996


-----------------------------------
Harold W. Ripps                                        Trustee                                  September 8, 1996


-----------------------------------
Herbert A. Meisler                                     Trustee                                  September 8, 1996


* Thomas H. Lowder, by signing his name hereto, does sign this document on behalf of the persons indicated above pursuant to powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission.

/S/ THOMAS H. LOWDER
-----------------------------------
Thomas H. Lowder
ATTORNEY-IN-FACT

                                    EXHIBIT INDEX

                                                                                     SEQUENTIALLY
EXHIBIT        EXHIBIT                                                               NUMBERED
NUMBER         DESCRIPTION                                                           PAGE
------         -----------                                                           ------------

4.1            Declaration of Trust of the Company.
               Incorporated by reference to Exhibit 4.1 to the Company's Post-Effective Amendment No. 1
               to Registration Statement on Form S-3, No. 33-89612

4.2 By-laws of the Company. Incorporated by reference to Exhibit 4.2 to the Company's Post-
               Effective Amendment No. 1 to Form S-3, No. 33-89612.


5.1            Opinion of Hogan & Hartson L.L.P.,
               regarding the legality of the Common Shares being registered


23.1           Consent of Coopers & Lybrand L.L.P.

23.2           Awareness Letter of Coopers & Lybrand L.L.P.

23.3           Consent of Hogan & Hartson L.L.P.
               (included in Exhibit 5.1)


24*            Power of Attorney.


99 Form of Authorization Card. Incorporated by reference to Exhibit 99 to the Company's Registration
               Statement on Form S-3, No. 33-91070, filed on April 11, 1995.



*Previously filed.